                                                                   EXHIBIT 7.7

                                   [LETTERHEAD]




                                                 April 29, 1996


Mr. David Furth
Oakmont Corporation
Suite 1500
865 South Figueroa Street
Los Angeles, California 90017


Dear Mr. Furth:


    I have been asked by COMFORCE Corporation (the "Company") to advise you that I am preparing Amendment No. 1 to Registration Statement on Form S-1 for the Company for filing with the Securities and Exchange Commission (the "Registration Statement"). A draft of the Registration Statement has been circulated to the auditors for completion of the review necessary for them to consent to inclusion of their report on the Company's financial statements, which they have advised me will be completed by the end of this week. Promptly upon completion of this review and incorporation of their comments, we will file the Registration Statement with the Securities and Exchange Commission. In no event will this filing be made later than the week of May 6, 1996.


    The Registration Statement provides for the registration of certain shares of common stock of the Company held by stockholders or issuable to them upon their exercise of options or warrants or upon their conversion of convertible preferred stock. On behalf of the Company, I am authorized to advise you that the common stock of the Company issuable to you upon conversion of the shares of Series E Preferred Stock will be included for registration on the Registration Statement.


                                        Very truly yours,



                                        /s/ David G. Edwards
                                        ------------------------------
                                            David G. Edwards

DGE/cmg